      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2000

                                                      REGISTRATION NO. 333-35882

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                Amendment No. 1
                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ALPHA MICROSYSTEMS
--------------------------------------------------------------------------------
           (Name of small business issuer as specified in its charter)

           CALIFORNIA                                           95-310878
---------------------------------                           -------------------
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                           2722 SOUTH FAIRVIEW STREET
                           SANTA ANA, CALIFORNIA 92704
                                 (714) 957-8500
--------------------------------------------------------------------------------
          (Address, telephone number of principal executive offices and principal place of business)

                                DOUGLAS J. TULLIO
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               Alpha Microsystems
                           2722 South Fairview Street
                           Santa Ana, California 92704
                                 (714) 957-8500
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                              --------------------

                                   COPIES TO:

                            GREGORY W. PRESTON, ESQ.
                             MATTHEW A. SUMROW, ESQ.
                     Allen Matkins Leck Gamble & Mallory LLP
                         18400 Von Karman, Fourth Floor
                          Irvine, California 92612-1597
                            Telephone: (949) 553-1313
                            Facsimile: (949) 553-8354

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                                 PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE       AGGREGATE OFFERING           AMOUNT OF
       TO BE REGISTERED                       REGISTERED             PRICE(1)             REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Stock                                  2,836,354            $14,713,586                $3,885.00
==========================================================================================================


(1) Estimated solely for the purpose of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on April 27, 2000.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
    SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

PROSPECTUS

                                2,836,354 SHARES


                               ALPHA MICROSYSTEMS
                                      d/b/a
                                  ALPHASERV.COM

                                  Common Stock

         All of the 2,836,354 shares of Common Stock being sold are being offered and sold by certain of our stockholders on a delayed or continuous basis, pursuant to the exercise of registration rights.


         We will not receive any proceeds from the offering. We will bear the costs relating to the registration of the shares being offered by this Prospectus (other than selling commissions).


         The selling stockholders (or any pledgees, donees, transferees or other successors in interest of the selling stockholders) may offer the shares, from time to time during the effectiveness of this registration statement, for sale through the Nasdaq National Market, in the over-the-counter market, in one or more negotiated transactions, or through a combination of methods of sale, at prices and on terms then prevailing or at negotiated prices. The selling stockholders may sell the shares through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions.


         Our Common Stock is quoted under the symbol "ALMI" on the Nasdaq National Market. On May 12, 2000, the closing price of the Common Stock on the Nasdaq National Market was $4.375 per share.


         Investing in the Common Stock involves certain risks. See "Risk Factors" beginning on page 1.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         ALL SECURITIES TO BE REGISTERED HEREBY ARE TO BE OFFERED BY THE SELLING STOCKHOLDERS.


                         Prospectus dated May 17, 2000.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE SUCH DATE.

                               ------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               ------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS DOCUMENT OR ANY SALE OF THE COMMON STOCK.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         SOME OF THE STATEMENTS UNDER "RISK FACTORS," AND ELSEWHERE IN THIS PROSPECTUS CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE, AND ARE IDENTIFIED BY TERMS SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "INTENDS," "ANTICIPATES," "BELIEVES," "POTENTIAL" OR "CONTINUE" OR OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED UNDER "RISK FACTORS." THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENT MADE IN THIS PROSPECTUS. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS. MOREOVER, NEITHER WE NOR ANY OTHER PERSON ASSUME RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF SUCH STATEMENTS. WE ARE UNDER NO DUTY TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS PROSPECTUS TO CONFORM THE STATEMENTS TO ACTUAL RESULTS. AS USED IN THE PROSPECTUS, EXCEPT WHERE THE CONTEXT CLEARLY REQUIRES OTHERWISE, REFERENCES MADE TO "ALPHASERV", "WE", "US", OR "OUR" MEAN ALPHA MICROSYSTEMS.

                                  RISK FACTORS

         An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider all the risks described in this Prospectus in addition to the other information contained in this Prospectus. Our business, operating results and financial condition all could be adversely affected by any of the following risks. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, operating results and financial condition. The market price of our Common Stock could decline due to the occurrence of any of such risks and you could lose all or part of your investment.

         This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in this "Risk Factors" section and elsewhere in this Prospectus. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors that we believe are important under the circumstances. The words "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations of those words used in this Prospectus are intended to specifically identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual events or results may materially differ from those discussed in the forward-looking statements as a result of various factors, many of which are beyond our control. Such factors include, but are not limited to, the risk factors stated below and the matters stated in this Prospectus generally.

                          RISKS RELATED TO OUR BUSINESS

         WE RECENTLY CHANGED THE FOCUS OF OUR BUSINESS TO CONCENTRATE ON INTERNET PRODUCTS AND SERVICES, AND INFORMATION TECHNOLOGY PROFESSIONAL SERVICES; THEREFORE, OUR PAST BUSINESS AND FINANCIAL RESULTS MAY NOT PROVIDE A RELIABLE BASIS FOR ASSESSING THE PROSPECTS FOR THE NEW FOCUS OF OUR BUSINESS AND THE FUTURE OF OUR BUSINESS NOW LARGELY DEPENDS ON NEW TECHNOLOGIES AND EMERGING MARKETS.

         Our historic principal business lines were (1) the sale of computer and networking hardware and software products, and (2) the service of our products, the service of third-party hardware and software products, and installation, training and consulting services with respect to these products. On January 31, 2000, we completed a sale of these business lines to R.E. Mahmarian Enterprises, LLC. We now focus exclusively on our remaining operations which we have segmented into two operating divisions - our NQL Solutions technology division, which focuses on Internet products and services, and our information technology professional services division, which is also known as Delta CompuTec, Inc. ("DCi").

         Accordingly, our past business and financial results do not reflect the new focus of our business. Analyzing those past results will not provide an accurate picture of our current risks or anticipated returns. The future for our business will depend almost exclusively on elements that made up a relatively smaller portion of our prior business and financial activities. Also, the future of our NQL Solutions technology division will depend mostly on new technologies and emerging markets, both of which are in the early stages of commercial development.

         WE MAY INCUR SUBSTANTIAL EXPENSES IF WE HAVE TO PERFORM OBLIGATIONS THAT R.E. MAHMARIAN ENTERPRISES ASSUMED WHEN IT PURCHASED OUR HISTORIC PRINCIPAL BUSINESS LINES.

         In connection with the above described sale of our historic principal business lines, R.E. Mahmarian Enterprises assumed many obligations that previously belonged to us. Such obligations include, but are not limited to, providing software and hardware service and support to our prior customers, employee payroll, pension and insurance obligations, service outlet real estate leases, vehicle leases and other contractual obligations. If for any reason R.E. Mahmarian Enterprises fails to perform any of those obligations, we may have to perform those obligations in its place. This could force us to incur substantial expenses. Such expenses could significantly adversely affect our business, financial results and the market price of our Common Stock. In the financial statements incorporated by reference in this Prospectus, we reflect approximately $2,700,000 of deferred gain for these potential expenses. However, as of March 31, 2000, the amount of this deferred gain had been reduced to approximately $1,700,000, as a result of the operations of R.E. Mahmarian Enterprises.

         THE MARKET FOR OUR NQL SOLUTIONS BASED PRODUCTS AND SERVICES IS NEW AND EMERGING AND IF IT DOES NOT GROW AS RAPIDLY AS WE ANTICIPATE OR IF IT DECLINES IN SIZE, OUR PLANNED GROWTH AND FINANCIAL OBJECTIVES WILL NOT BE MET.

         Our success depends on the emergence and growth of the market for bots, intelligent agents and services for searching, gathering, filtering and organizing information from the World Wide Web. We plan to dedicate all of our sales, marketing, product development and service efforts toward (1) our NQL Solutions technology division, which will focus on expanding the sales and marketing of NQL Solutions based products and services, and (2) our technology professional services division, which will concentrate on providing high value-added services to major accounting firms, financial institutions, hospitals and pharmaceutical companies that are primarily located in the Northeast. If the markets for products and services for searching, gathering, filtering and organizing information from the Web or for technology professional services do not grow as rapidly as we expect, our planned growth and financial objectives will not be met. A number of factors could prevent or hinder the emergence and growth of these markets, including the following:

         o a decline in the growth rate of e-commerce or a decline in the size of the e-commerce market;

         o a failure of information technology spending to grow to predicted levels;

         o a failure of the Internet network infrastructure to keep pace with substantial growth; o concerns and adverse publicity about the security of e-commerce transactions;

         o actual or perceived harm to Web sites and e-commerce in general caused by computer hackers or others attempting to disrupt e-commerce; and

         o an unwillingness of potential customers to change their traditional business methods.


         OUR NQL SOLUTIONS BASED PRODUCTS AND SERVICES ARE ALL IN EARLY STAGES OF COMMERCIALIZATION.


         Our NQL Solutions based products and services are all in early stages of commercialization. Therefore, it is difficult to forecast the level of market acceptance that our NQL Solutions based products and services will attain. Market acceptance of NQL Solutions based products and services could be negatively impacted by any of the following circumstances:

         o instead of using our products and services, our current and potential customers decide to create their own technology for developing intelligent agents and data conversion software for gathering and organizing information on the Web or use such products and services provided by other companies;

         o competitors develop products, technologies or capabilities that render our products and services obsolete or noncompetitive, or that shorten the life cycle of our products and services;

         o our products and services do not meet customer performance needs or contain significant defects;

         o we are unable to recruit and retain sales personnel needed to effectively market our products and services;

         o we are unable to recruit and retain computer programmers and software engineers needed to effectively develop and improve our products and services; or

         o we are unable to update and improve our products and services frequently enough in order to remain competitive in the rapidly changing Internet and e-commerce environment.

         Furthermore, any decline in demand for our products or services or a decline in the average selling or licensing price for our products could significantly negatively impact our business, financial results and the market price of our Common Stock.

         OUR NQL SOLUTIONS TECHNOLOGY DIVISION HAS A HISTORY OF LOSSES AND EXPECTS LOSSES IN THE FUTURE. IF THAT DIVISION DOES NOT ACHIEVE OR SUSTAIN PROFITABILITY, OUR VIABILITY COULD BE IN DOUBT AND THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE SIGNIFICANTLY.

         To date, our NQL Solutions technology division has never had a profitable quarter and there is no assurance that this division will attain or sustain profitability in the future. To date, we have funded the operations of our NQL Solutions technology division from revenue generated by our other divisions and funds invested by Hampshire Equity Partners, II, L.P. We expect to continue to incur significant costs developing and introducing enhancements to our NQL Solutions based products and technologies, improving and expanding our information technology services and expanding our sales and marketing activities. We expect this strategy to result in losses for our NQL Solutions technology division at least through the next six to eight quarters. These losses could impede the ability of us to compete effectively by creating doubt among our current and potential customers as to our long-term viability, and could cause the market price of our Common Stock to decline significantly.

         OUR QUARTERLY OPERATING RESULTS FOR OUR NQL SOLUTIONS TECHNOLOGY DIVISION ARE VOLATILE AND DIFFICULT TO PREDICT AND IF WE FAIL TO MEET THE EXPECTATIONS OF ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE SIGNIFICANTLY.

         Our quarterly operating results for our NQL Solutions technology division have varied in the past and may vary significantly in the future. Because our business is evolving rapidly and our NQL Solutions technology division is still in the early stages of commercial development, we have little experience in forecasting revenues for this division. Since our operating results for our NQL Solutions technology division are volatile and difficult to predict, we believe that period-to-period comparisons of the operating results from this division are not a reliable indication of this division's likely future performance. Our future quarterly operating results may be below the expectations of public market analysts and investors. In this event, the market price of our Common Stock may decline significantly. Our future quarterly operating results may vary for several reasons, including, but not limited to, the numerous risk factors discussed in this report.

         As we work to further develop our products and services and expand our business, we may have relatively limited cash on hand. This means that we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Such inability to adjust spending could accentuate any negative effects on our quarterly results.

         WE DO NOT HAVE LONG HISTORY OF OPERATING OUR INFORMATION TECHNOLOGY PROFESSIONAL SERVICES DIVISION.

         We acquired our information technology professional services division in September of 1998. Although the key management personnel of this division continued with us after our acquisition, we have owned and operated this division for only five quarters. Therefore, we may not yet be fully aware of the risks and prospects for this division or our industry in general. The short length of our experience with our information technology professional services division could negatively impact our ability to evaluate and effectively oversee our operation, and this could significantly adversely affect our business, financial results and the market price of our Common Stock.

         VARIABLE SALES CYCLES MAKE IT DIFFICULT TO PREDICT THE TIMING OF WHEN SALES WILL BE MADE, MAKING QUARTERLY OPERATING RESULTS LESS PREDICTABLE.

         Because customers have differing views on the strategic importance of acquiring products for gathering and organizing information on the Web and using professional services for improving their information technology networks, the time required to educate customers and sell our products and services can vary widely. As a result, the evaluation, testing, implementation and acceptance procedures undertaken by customers can vary, resulting in a variable sales cycle, which typically can range from six to nine months. While our customers are evaluating our products and services before placing an order, we may incur substantial sales and marketing expenses and expend significant management efforts after which customers still may not place an order with us. Sales cycles for our products and services sold to larger companies have been longer than sales cycles for our products that are sold to comparatively smaller companies. We expect that our sales to larger companies may increase as a percentage of our total sales over time, and, accordingly, we may experience longer average sales cycles for our products and services. In addition, purchases of our products and services will frequently be subject to unplanned processing and other delays, particularly with respect to larger customers for whom our products and services represent a very small percentage of their overall purchase activity. Large customers typically require approvals at a number of management levels within their organizations, and, therefore, frequently have longer sales cycles.

         OUR REVENUE LARGELY DEPENDS ON OUR INFORMATION TECHNOLOGY PROFESSIONAL SERVICES DIVISION.

         The vast majority of our revenue currently comes from providing information technology services. In 1999, our NQL Solutions technology division generated less than 1% of the amount of revenue generated by our information technology professional services division. We anticipate that our information technology professional services division will generate almost all of our revenue for at least the next six to eight quarters. If our information technology professional services division fails to grow its profits as expected, that could negatively impact our ability to develop and expand our NQL Solutions technology division and significantly adversely affect our business, financial results and the market price of our Common Stock.

         WE FACE INTENSE AND INCREASING COMPETITION IN THE MARKET FOR OUR NQL SOLUTIONS BASED PRODUCTS AND SERVICES AND FOR OUR INFORMATION TECHNOLOGY SERVICES.

         The markets for NQL Solutions based products and services and for information technology services is intensely competitive and the competition is increasing. There are no substantial barriers to entry for Internet services and products or for information technology services, so we expect competition in these markets to increase and remain both strong and persistent. Competitors include on-line service and content providers, Web site operators, other Internet services and products that incorporate data retrieval, conversion and delivery or "push" technology, and numerous information technology service providers. Unknown to us, another company could now be developing one or more products or services superior to our products or services. Such a company could, to our detriment, rapidly acquire market share for competitive Internet products and services or information technology services. In short, competitive forces could rapidly, severely and adversely affect our business, financial results and the market price of our Common Stock.

         Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers, have extensive knowledge of our industries and may be capable of offering alternative solutions. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than we can. In addition, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that may improve their ability to address the needs of customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could negatively impact our ability to sell our products or services at the price levels required to support our continuing operations.

         Our future success depends largely on our ability to (i) successfully manage the operational growth of our products and services, (ii) adapt to rapidly changing technologies, (iii) keep our products and services competitively priced, (iv) maintain and enhance our market position, (v) adapt our services and products to evolving industry standards, (vi) continually improve the performance, features and reliability of our services and products in response to both evolving demands of the marketplace and competitive service and product offerings, and (vii) establish a paying market. There is no assurance that any of these things will occur and, even they do occur, there is no assurance that they will continue to occur. We may lack sufficient funds and resources to keep our products and services up to date and competitively positioned. With the new and rapidly evolving nature of the Internet marketplace, there is no assurance that Internet product providers will be able to establish and maintain a paying market for NQL Solutions based products.

         IF WE FAIL TO ADEQUATELY RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS AND SERVICES WILL BECOME OBSOLETE OR UNMARKETABLE.

         New technologies or new industry standards for gathering, exchanging, integrating, personalizing and organizing information over the Internet could render our products and services obsolete and unmarketable. We believe that to succeed we will have to frequently enhance our NQL Solutions based products and services, develop new products and services on a timely basis to keep pace with technological developments and satisfy the increasingly sophisticated requirements of our customers. Therefore, we cannot be certain that we will successfully respond to technological change, evolving industry standards or customer requirements. If we are unable to adequately respond to these changes, our revenues and market share could rapidly decline. In connection with the introduction of new products and enhancements, we expect to experience development delays and related cost overruns, which are not unusual in the software industry. We could encounter these problems or more serious delays in the future. Any delays in developing and releasing new products or services or enhancements to our existing products or services could result in:

         o  customer dissatisfaction;

         o  cancellation of orders and licensing agreements;

         o  negative publicity;

         o  loss of revenues;

         o  slower market acceptance;

         o  slower, or even negative, business growth rates; and

         o  legal action against us by customers.

         Our NQL Solutions based products and services are designed to work on a variety of hardware and software platforms used by our customers. However, these products may not operate well with future versions of hardware and software platforms, programming languages, database environments, accounting and other systems used by our customers. We must frequently modify and improve our technology to keep pace with changes made to these platforms and to operational applications and other Internet-related applications. This may result in uncertainty relating to the timing and nature of new product or service announcements, introductions or modifications, which may harm our business. If we fail to modify or improve our products or services in response to evolving industry standards, they could rapidly become obsolete or unmarketable, which would significantly adversely affect our business, financial results and the market price of our Common Stock.

         IF A SIGNIFICANT NUMBER OF WEB SITES BLOCK BOTS AND INTELLIGENT AGENTS FROM SEARCHING, GATHERING AND ORGANIZING INFORMATION FROM THEIR SITES, THAT WOULD REDUCE THE MARKETABILITY OF OUR NQL SOLUTIONS BASED PRODUCTS.

         Our NQL Solutions based products are designed to enable others to create and use bots and intelligent agents for automatically searching, gathering, filtering, organizing, converting and monitoring information on Web sites. If a significant number of Web sites block bots and intelligent agents from taking one or more of these actions or any other actions for which NQL Solutions based bots and intelligent agents may be deployed, that would substantially reduce the marketability of our NQL Solutions based products.

         WE MAY BE UNABLE TO DEVOTE ENOUGH FUNDS AND RESOURCES TO SUFFICIENTLY DEVELOP OUR PRODUCTS AND SERVICES IN ORDER TO SUSTAIN AND GROW OUR BUSINESS.

         Developing and improving our products and services requires large amounts of funds and resources. There are no assurances that we will be able to provide enough funds and resources to sufficiently develop our products and services in order to sustain and grow our business. If we lack funds and resources for product and service development, our business, financial results and the market price of our Common Stock could be significantly adversely affected.

         WE COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE AND MAINTAIN TECHNOLOGY AND MARKETING AGREEMENTS WITH OTHER KEY COMPANIES OR IMPLEMENT STRATEGIES TO KEEP PACE WITH THE MARKET.

         We currently have agreements regarding our NQL Solutions technology with several key companies in the Internet technology industry, including Microsoft, General Magic, Jubii, Perspective Partners, NetBy-Tel, Emerge and Lycos/Quote.com. One or more of these agreements could terminate or expire. Such an event could significantly adversely affect our business, financial results and the market price of our Common Stock.

         We expect to execute technology and marketing agreements with key companies, as well as develop additional strategies to keep pace with the fast changing market. These anticipated agreements are expected to range from customized technology projects to marketing alliances. While we expect these agreements to provide us significant benefits, they may or may not provide us any actual benefits. Some of our strategies are anticipated to expand the integration of the NQL Solutions technology with third-party products and services currently being developed or marketed. No assurance can be given that any of these strategies will be successfully implemented. If we do not successfully implement any or all of such strategies, our business, financial results and the market price of our Common Stock could be significantly adversely affected.

         WE COULD BE ADVERSELY AFFECTED IF WE ARE UNSUCCESSFUL IN IMPLEMENTING ONE OR MORE OF OUR GROWTH STRATEGIES FOR OUR INFORMATION TECHNOLOGY PROFESSIONAL SERVICES DIVISION.

         We plan to grow our information technology professional services division through (i) employing Internet technologies to enhance information technology services and to further our competitive advantage with the use of our NQL Solutions technology, (ii) completing complementary acquisitions and alliances focused primarily on enhancing our network management and integration professional services, and (iii) leveraging existing infrastructure. There is no assurance that we will successfully implement any of these growth strategies. We may be unable to adequately enhance our information technology services to retain or improve any competitive advantage we may now have. Government regulations, competitive forces or other unforeseen factors may prevent us from completing acquisitions and alliances. Even if we implement all these growth strategies, no assurance can be given that our information technology professional services division will grow. Failure to grow this division could significantly adversely affect our business, financial results and the market price of our Common Stock.

         WE COULD BE ADVERSELY AFFECTED IF ONE OR MORE OF OUR MARKETING, DISTRIBUTION OR SALES STRATEGIES ARE UNSUCCESSFUL.

         There is no assurance that we will successfully implement any of our marketing, distribution or sales strategies. We may lack sufficient funds, resources or qualified personnel to grow our sales and marketing staff. Failure to successfully implement one or more of our marketing, distribution or sales strategies could adversely affect our business, financial results and the market price of our Common Stock.

         IF OTHER PARTIES WRONGFULLY USE OUR NQL SOLUTIONS BASED PRODUCTS WITHOUT BEING LICENSED, OUR REVENUE FROM THOSE PRODUCTS WOULD BE NEGATIVELY IMPACTED.

         We anticipate depending almost exclusively on licensing agreements to earn revenue from our NQL Solutions based products. We have safeguards in place to monitor and reduce the risk of unauthorized use of our NQL Solutions based products. There is, however, no assurance that other parties will not manage to circumvent those safeguards and use those products without being licensed. If that occurs, we could lose a significant portion of our potential revenue.

         WE FACE INTENSE COMPETITION FOR KEY PERSONNEL. IF WE ARE UNABLE TO ATTRACT, TRAIN AND RETAIN KEY PERSONNEL, WE WOULD BE ADVERSELY AFFECTED.

         Competition for key personnel is intense, particularly in Orange County, California, where our headquarters are located, and in New Jersey, where our information technology professional services division is based. We have experienced difficulties attracting, hiring, training and retaining personnel in the past, and our key personnel, including members of our management team, may terminate their employment with us or decide to work for one of our competitors at any time for any reason. The loss of the services of any of our key personnel would materially impede the operation and growth of our business. We do not maintain key person life insurance on any of our personnel.

         WE WOULD BE ADVERSELY AFFECTED IF WE COULD NOT EFFECTIVELY MANAGE RAPID GROWTH AND EXPANSION.

         Our ability to offer our products and services in a quickly evolving market requires an effective planning and management process. We intend to rapidly expand the operations of our two remaining divisions. Rapid growth can place significant demands on our managerial and operational resources and our internal training capabilities. In addition, we intend to hire a significant number of employees for our two remaining divisions. We also plan to expand the geographic scope of our operations, both domestically and internationally. We intend for this geographic expansion to occur primarily in our NQL Solutions technology division. Expansion may substantially burden our management team. To manage growth effectively, we must:

         o implement and improve our operational, financial, information and other systems, procedures and controls on a timely basis;

         o expand, train and manage our workforce, particularly our sales, marketing and support organizations; and

         o identify and move into suitable office space to expand our facilities.

There is no assurance that our systems, procedures or controls will be adequate to support our current or future operations or that our management team will be able to manage expansion and still achieve the rapid execution necessary to meet our growth expectations. Failure to manage our growth effectively could diminish our growth prospects and could result in lost opportunities as well as operating expenses exceeding budgeted amounts.

         WE COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS CONTAIN UNDETECTED DEFECTS.

         Our NQL Solutions based products are complex and may contain undetected errors or result in system failures, especially when first introduced or when new versions or enhancements are released. Despite extensive testing, we have discovered software defects in our new products after their introduction. Testing of our NQL Solutions based products is particularly challenging because it is difficult to simulate the wide variety of computer environments into which they may be deployed. The implementation of our NQL Solutions based products typically involves working with sophisticated software, computing and communications systems. If our software contains undetected errors or we fail to meet our customers' expectations in a timely manner we could experience:

         o  loss or delay in receipt of revenues and loss of market share;

         o  loss of customers;

         o  failure to achieve market acceptance;

         o  diversion of development resources;

         o  diversion of customer support resources;

         o  negative publicity;

         o  increased service and warranty costs;

         o  legal actions by customers against us; and

         o  increased insurance costs.

         Because our customers use our products and services for mission-critical applications, errors or defects in or other performance problems associated with our products and services could result in financial or other damages to our customers. Our customers may then seek substantial damages from us for their losses. We have not experienced any such claims to date. However, such claims brought against us, even if not successful, would likely be time-consuming, costly and harmful to our reputation.

         Our license and service agreements with customers generally contain provisions designed to limit our exposure to potential liability claims. These provisions typically include disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license and service agreements generally limit the amounts recoverable for damages to the amounts paid by our customers for the products or services giving rise to the damages. We cannot be certain that the limitations of liability we include in our contracts will be enforceable since existing or future laws or unfavorable judicial decisions could negate these liability limiting provisions. The successful assertion of one or more large claims that exceed contractual limitations on our liability could have significant negative impact on our business, financial results and the market price of our Common Stock.

         OUR CURRENT INTELLECTUAL PROPERTY PROTECTIONS MAY NOT ADEQUATELY PROTECT OUR RIGHTS AND INVESTMENTS IN OUR INTELLECTUAL PROPERTY ASSETS.

         We have received a notice of allowance from the United States Patent and Trademark Office on a utility patent application and have two additional utility patent applications pending before the United States Patent and Trademark Office. We have a number of federally registered trademarks and pending applications to federally register marks.

         While we believe that all our patent applications are based on unique technologies developed and owned by us and that we own our trademarks, no assurance can be given that any patent will be issued with respect to any of our technologies or that any pending trademark applications will mature into registration. We may decide to abandon prosecution of one or more of our patent or trademark applications prior to the issuance of a patent or trademark. If any patent or trademark issues, there can be no assurances that it will be sufficiently broad to protect our technology and rights or that the patent or trademark will not be circumvented by other means. If any patent or trademark issues, it still may not deter competitors or other third parties from developing equivalent technology that does not infringe on our rights or from marketing competitive products under different marks. In addition, no assurance can be given that any patents or trademarks that may be issued will not be challenged, re-issued, re-examined, invalidated or held unenforceable. Also, any rights granted to us through a patent or trademark do not guaranty that such rights will adequately protect our investment in our technology and intellectual property.

         Even if we receive patent protection, trademark registration or other proprietary rights for our technology or trademarks, no assurance can be given that our products, trademarks or activities will not infringe on the patents, trademarks or proprietary rights of others. Regardless of whether we obtain or maintain any patents or trademarks, another party could bring an action seeking to stop us from using some or all of our technology or trademarks and to stop us from engaging in some or all of our activities. If another party successfully prosecutes such an action, we may have to cease using some or all of our technology or trademarks, have to cease some or all of our activities, and be held liable for substantial damages.

         If the United States Patent and Trademark Office denies any or all of our patent or trademark applications, in whole or in part, or if we lose an existing trademark registration, our business, financial results and the market price of our Common Stock could be significantly adversely affected. Partial or complete denial of any or all of our patent or trademark applications or loss of an existing trademark registration would also, among other things, substantially reduce our ability to prevent others from copying our technology or trademarks to develop and market competitive products or services and significantly limit our ability to profit from licensing or selling our technology, products and services to others. If we are unable to prevent others from copying any or all of our patent pending technologies or trademarks to develop or market competitive products, we could also lose a substantial portion or all of any technological and marketing advantages we may currently have over any actual or potential competitors.

         Even if we obtain and maintain patents for our technologies and federal registrations for our trademarks, another party could still develop a competitive product or service that infringes on our patented technology or trademarks. To stop such infringement, we may have to sue the infringing party and convince a judge or jury that our rights are being infringed. Such litigation would likely require us to spend substantial amounts on legal fees and related costs and require substantial management effort and participation. Due to the inherent uncertainties of litigation, there is no guaranty that a judge or jury would reach a conclusion favorable to us even if one or more of our patents or trademarks was being infringed. Accordingly, other parties may be able to infringe upon our patent or trademark rights for long or indefinite periods of time. Even if we ultimately prevail in litigation, we may not be able to recover any or all of our costs, expenses and lost profits associated with such infringement.

         IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO COMPETE COULD BE SERIOUSLY HARMED. IF OTHER PARTIES BRING LAWSUITS AGAINST US CLAIMING INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS, WE COULD BE LIABLE FOR SIGNIFICANT DAMAGES.

         Our success depends in large part on our ability to adequately protect our intellectual property rights. We seek to protect our source code, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We require our customers to enter into license agreements, which impose restrictions on our customers' ability to utilize our products. In addition, we seek to avoid disclosure of our trade secrets by, among other methods, restricting access to our source code and requiring persons with access to our proprietary information to sign confidentiality agreements. However, some of these confidentiality agreements contain provisions that may permit these persons, in some circumstances, to develop products based on our proprietary information as a result of their access to our source code. If any such persons develop products based on our proprietary information, the value of our proprietary information will be adversely impacted. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology is difficult, and while we are unable to determine the extent to which piracy of our products exists, software piracy can be a persistent problem. In addition, as we expand our operations globally, we become increasingly exposed to intellectual property infringement since the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may copy our products and services, independently develop similar technology or services, or design around our intellectual property rights. If we fail to adequately protect our intellectual property, our business, financial results and the market price of our Common Stock could be significantly adversely impacted.

         There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that third parties may claim that our current or future products or services infringe their intellectual property rights. We expect that software developers will increasingly be susceptible to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. Any intellectual property claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. If a royalty or licensing agreement is required, it may not be available to us on acceptable terms or at all. If this occurs, our business, financial results and the market price of our Common Stock could be significantly adversely impacted.

         AGREEMENTS WITH KEY EMPLOYEES AND CONSULTANTS MAY NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         We have agreements with certain key employees and consultants which include provisions designed to protect the confidentiality and our ownership of our intellectual property. Despite these precautions, no assurance can be given that such agreements will adequately protect our intellectual property rights. One or more persons could, to our substantial detriment, disclose confidential information concerning our business or claim ownership of our intellectual property. No assurance can be given that our agreements with certain key employees and consultants would provide us with meaningful remedies in the event of improper use or disclosure of our intellectual property.

         THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS MAY PREVENT US FROM TIMELY DEVELOPING PRODUCTS OR SERVICES.

         We may have to obtain licenses to patents or other intellectual property rights in order to quickly develop products and services. No assurance can be given that we will be able to obtain any such licenses on acceptable terms or at all. If we do not obtain such licenses, we could encounter detrimental delays in developing or introducing products or services or even be completely prevented from developing and marketing particular products or services. Even if we attempt to design around the patent or other intellectual property rights of others, other parties could bring actions claiming that we have infringed on their rights. We could encounter substantial costs and delays in defending itself in such litigation and, if the other party prevails, we could have to pay substantial damages for infringement.

         WE ARE VULNERABLE TO EXTERNAL EVENTS THAT MAY NEGATIVELY IMPACT OUR ABILITY TO CONDUCT OUR BUSINESS OPERATIONS.

         We are vulnerable to a major earthquake and other calamities. Our NQL Solutions technology division's operational facilities and our central corporate offices are located in Orange County, California, a very seismically active region. Our computer systems, as well as the telecommunications and other infrastructure serving our operations, are potentially vulnerable to a major earthquake. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake and we do not have a recovery plan for earthquake, fire, flood, systemic power or communication failure, sabotage or similar disasters. We are unable to predict the effects of any such event, but any such event could seriously harm our business, financial results and the market price of our Common Stock.

         IF WE ACQUIRE OTHER BUSINESSES, WE WILL BE SUBJECT TO RISKS THAT COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL RESULTS AND THE MARKET PRICE OF OUR COMMON STOCK.

         From time to time, we may pursue acquisitions to obtain complementary products, services and technologies. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired product, service or technology might not perform as we expect. In pursuing any acquisition, our management could spend a significant amount of time and effort, and the acquisition may not be completed. If we complete an acquisition, we would likely have to devote a significant amount of management resources to integrate the acquired business with our existing business.

         To pay for an acquisition, we may use our stock or cash. Alternatively, we may borrow money from a bank or other lender. If we use our stock, our shareholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced.

         WE MAY NEED TO RAISE ADDITIONAL CAPITAL AND IT MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

         We expect to have sufficient funds to meet our need for capital for at least the next twelve months. After that, we may need to raise additional capital and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated events.

                     RISKS RELATED TO THE INTERNET INDUSTRY

         FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OUR INDIRECTLY MATERIALLY ADVERSELY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE.

         As Internet commerce evolves, we expect federal, state, local and foreign governments and agencies to adopt regulations covering many issues, including user privacy, pricing, content and quality of products and services. If enacted, these laws, rules or regulations could limit the market for our NQL Solutions based products and related services, which could significantly adversely affect our operating results, business prospects and the market price of our Common Stock. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal and consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits some types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we are unsure whether similar legislation will be enacted and upheld in the future. It is possible that legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth of Internet usage and decrease our acceptance as a commercial medium. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Our costs could increase and our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, the application of existing laws and regulations to the Internet and on-line businesses, and litigation seeking to restrict placing, accessing or using information on the Internet.

         THE ACCELERATED GROWTH AND INCREASING VOLUME OF INTERNET TRAFFIC MAY CAUSE PERFORMANCE PROBLEMS WHICH MAY SLOW ADOPTION OF OUR PRODUCTS.

         The growth of Internet traffic to very high volumes of use over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users might not be able to support the demands of growing e-Commerce usage, and the Internet's performance and reliability might decline. If our existing or potential customers experience frequent outages or delays on the Internet, the adoption or use of our products might grow more slowly than we expect or even decline. Our ability to increase the speed and reliability of our products is limited by and depends upon the reliability of both the Internet and the internal networks of our customers.

         SECURITY AND DISRUPTION PROBLEMS WITH THE INTERNET OR TRANSACTING BUSINESS OVER THE INTERNET MIGHT INHIBIT OUR GROWTH.

         Substantial security breaches on our system could significantly harm our business. Someone might circumvent our security systems and misappropriate proprietary information or cause interruptions in our operations. We incur substantial expense to protect against and remedy security breaches and their consequences. Despite the implementation of security measures, our networks may be vulnerable to unauthorized and illegal access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our solution.

         Internet service providers and on-line service providers have in the past experienced, and might in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that measures implemented by us will not be circumvented in the future.

         If we experience a security breach that results in the misappropriation of proprietary information maintained in our systems or if we experience interruptions in our service, our reputation and brand may be damaged and we might be exposed to a risk of loss or litigation and possible liability. Damage to our reputation and brand could negatively affect our business and results of operations. Our insurance policies might not be adequate to reimburse us for losses caused by security breaches or service disruption.

                          RISKS RELATED TO THE OFFERING

         THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE; YOU MIGHT LOSE ALL OUR PART OF YOUR INVESTMENT.

         The price of our Common Stock has been and may continue to be volatile. The price of our Common Stock may fluctuate significantly in response to a number of events and factors relating to us, our competitors, the market for our products or the securities markets in general, such as:

         o  quarterly variations in our operating results;

         o announcements by us or our competitors of new technological innovations, new products, new services, significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o changes in financial estimates and recommendations by securities analysts;

         o changes in market valuations of Internet-related and networking companies;

         o  loss of a major customer;

         o  additions or departures of key personnel;

         o  changes in prevailing interest rates;

         o  fluctuations in overall stock market prices and volumes; and

         o  news relating to trends in our markets.

         In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our Common Stock, regardless of our operating performance.

         Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

         YOU MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

         If you purchase shares of our Common Stock in this offering, you may experience immediate and substantial dilution, in that the price you pay may be substantially greater than the net tangible book value per share of the shares you acquire. This dilution, if, any, which will depend on the offering price set by the selling stockholder, will be due in large part to the fact that some of our earlier investors may have paid substantially less than the offering price set by the selling stockholder when they purchased their shares of our Common Stock. Furthermore, you may experience additional dilution upon the exercise of outstanding options or warrants to purchase our Common Stock.

         ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND CALIFORNIA LAW COULD PREVENT OR DELAY A CHANGE OF CONTROL OF OUR COMPANY.

         Our corporate documents and California law contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock.

                                    BUSINESS

         We are a provider of leading edge business-to-business Internet technology and professional services to the information technology marketplace. Our NQL Solutions technology division provides leading edge bot and intelligent agent technologies to the global Internet business-to-business market. Bots are software robots designed to excavate, gather and organize the massive amounts of data proliferating on the Web, and automate many of these computing processes. Intelligent agents are personalized bots that can make their own decisions and thus use their own "artificial intelligence" to improve their abilities to search, retrieve and organize data. Intelligent agents access and search multiple types of information systems in various locations, especially across the Internet, and perform computing tasks that are difficult, inefficient or impossible to conduct manually. Bots and intelligent agents can also be used to monitor and report on the status of data and systems. Our NQL Solutions technology division serves the growing needs of e-Commerce businesses and other commercial Internet users for improved bot and intelligent agent technologies. This division created and developed Network Query Language(TM) (NQL(TM)), a proprietary scripting programming language that streamlines the development of intelligent agents, bots and Web applications. NQL can also be used to convert data on the Web into desired formats for other databases and documents. We have received notice of allowance from the United States Patent and Trademark Office on a utility patent application and have two additional utility applications pending before the United States Patent and Trademark Office on our NQL technology. Currently, we believe that NQL is the only programming language designed exclusively for the development of bots and intelligent agents. NQL provides an efficient development environment for bots, intelligent agents and Web applications in much the same way as Structured Query Language ("SQL") provided a common development environment for database applications. As a result, NQL technology delivers substantial added value to information management, one of the most critical needs on the Internet.

         The current target market for NQL based bot and intelligent agent technology includes Internet integrators, information technology departments of Fortune 1000 companies and other large companies, Internet communities and marketplaces (portals and vortals) and independent software vendors.

         Our information technology professional services division provides Internet and intranet consulting, networking, design implementation, circuit procurement, installation, maintenance, help desk services, premise wiring services, network administration and on-site technical management and consulting services, and also cross-markets NQL based products and services to its customers. Additionally, this division provides a wide array of computer systems, data communications and LAN/WAN information technology services and products to a customer base encompassing many industries. Specifically, this division serves large financial institutions, major accounting firms, pharmaceutical companies, hospitals and universities. Most customers are located in the Northeast, but our customer base also reaches as far as Florida and the West Coast.

         We market our information technology services by direct development of customers through our sales force and senior management. We also identify particular needs of customers and potential customers and respond with technical and price proposals. Unique to our approach is our emphasis on custom-crafted solutions focusing on creating the resources to meet a customer's specific needs, instead of attempting to modify customer needs to fit specific programs. Our information technology services division has over twenty years experience in providing information technology and maintenance services.

         AlphaServ was incorporated in California on March 17, 1977. We recently sold our historic principal business lines which were: (1) the sale of computer and networking hardware and software products, and (2) the service of our products, the service of third-party hardware and software products, and installation, training, and consulting services with respect to these products. Our principal offices are located at 2722 south Fairview Street, Santa Ana, California 92704, our telephone number is (714) 957-8500, and our Web address is www.alphaserv.com.

                              SELLING STOCKHOLDERS

         The shares covered by this Prospectus are being offered for sale from time to time during the period of effectiveness of this registration statement for the accounts of the selling stockholders set forth below.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. We have agreed to use our best efforts to keep such registration statement effective until the distribution contemplated in this Prospectus has been completed.

         We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered in connection with this Prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this Prospectus will be held by the selling stockholders.

         This Prospectus will also cover any additional shares of Common Stock that become issuable in connection with the shares registered for sale under this Prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our Common Stock.

         The table below sets forth, as of April 24, 2000, certain information regarding the beneficial ownership of each selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name in the following table:

                                                             Shares Beneficially Owned
                                                                Prior To Offering(1)
                                                             --------------------------        Number of Shares
Name                                                           Number          Percent           Being Offered
----                                                         --------------------------        ----------------
Hampshire Equity Partners II, L.P.(1)(2)                     10,059,674          43.4              995,400
Pequot Scout Fund, L.P.                                         275,000           1.9              275,000
Band & Co.                                                      225,000           1.6              225,000
Special Situations Private Equity Fund, L.P.                    130,000             *              130,000
Losty Capital Management                                        110,000             *              110,000
Special Situations Technology Fund, L.P.                         95,000             *               95,000
JMG Capital Partners, L.P.                                       78,000             *               78,000
Georgetown University/James R. Schlesinger Fund                  50,000             *               50,000
Koyah Leverage Partners, L.P.                                    24,000             *               24,000
Imperial Bank                                                    22,354             *               22,354
Sutro & Co. Incorporated                                         72,000             *               72,000
Western United Life Assurance Co.                                10,000             *               10,000
Summit Securities, Inc.                                          10,000             *               10,000
Koyah Partners, L.P.                                              6,000             *                6,000
Kenneth Kamen                                                    96,500             *               96,500
Stephen Taormina                                                 96,500             *               96,500
Jacob Wizman                                                     60,000             *               60,000
Mary M. Losty                                                    40,000             *               40,000
John T. Devito(3)                                                25,000             *              100,000
Robert N. Verratti                                               25,000             *               25,000
Elizabeth & Paul Guez                                            25,000             *               25,000
Thomas C. Hullverson                                             20,000             *               20,000
Chad S. Schultz                                                  11,450             *               11,450
Robert R. Rivett                                                 11,450             *               11,450
Larry L. Henry                                                   11,450             *               11,450
Gregory P. Flynn                                                 10,200             *               10,200
Olivier L. Trouveroy                                             10,200             *               10,200
Benoit Jamar                                                     10,000             *               10,000
John C. Robertshaw                                                7,634             *                7,634
Patrick J. McGravey                                               7,634             *                7,634
John A. Sivright, Jr.                                             7,634             *                7,634
Edward Drohan(3)                                                  7,500             *               30,000
Richard Biele                                                     7,000             *                7,000
David H. Morse                                                    6,600             *                6,600
Gary Eckert(3)                                                    6,250             *               25,000
Peter T. Zidlicky                                                 5,726             *                5,726
Sophie Zidlicky                                                   5,725             *                5,725
Raymond J. Cosman                                                 5,725             *                5,725
Craig A. Marmer                                                   5,725             *                5,725
Kelly Hicks                                                       5,600             *                5,600
Steve Antoshak(3)                                                 5,000             *               20,000
Jeffrey Dellefave(3)                                              5,000             *               20,000
Jeffrey J. Dunnigan(3)                                            5,000             *                5,000
Matthew C. Harrison, Jr. & Judith C. Harrison                     5,000             *                5,000
Tracey L. Rudd                                                    4,000             *                4,000
Jonathan B. Rosen                                                 4,000             *                4,000
Jeffrey P. Berg                                                   4,000             *                4,000
Michael Hoffman                                                   3,817             *                3,817
Remy Kawkabani                                                    3,817             *                3,817
Christopher A. Perrella                                           3,817             *                3,817
John Eric Knutsen                                                 2,290             *                2,290
David J. Webb                                                     2,290             *                2,290
Richard Spitz                                                     2,000             *                2,000
William D. Simon                                                  2,000             *                2,000
Anthony C. Bower                                                  1,908             *                1,908
Greg W. Hausler                                                   1,908             *                1,908
                                                             ----------                          ---------
        TOTAL                                                11,754,378                          2,836,354
                                                             ==========                          =========

----------------
 *  Less than 1%

(1) Includes shares issuable upon exercise of options, warrants and conversion of preferred stock which are exercisable or convertible, in the following amounts: Hampshire Equity Partners II, L.P.: 9,064,274; Sutro & Co.
    Incorporated: 72,000; Stephen Taormina: 96,500; Kenneth Kamen: 96,500; John
    T. Devito: 25,000; Edward Drohan: 7,500; Richard Biele: 7,000; Gary Eckert:
    6,250; Steve Antoshak: 5,000; Jeffrey Dellefave: 5,000; Jeffrey J. Dunnigan:
    5,000.

(2) Following the completion of this offering Hampshire Equity Partners II, L.P. will own warrants and preferred stock exercisable or convertible into an aggregate of 9,064,274 shares, which would equal 39.1% of the shares of Common Stock outstanding after this offering.

(3) Includes shares issuable in connection with options which will not become exercisable until September 1, 2002.

         The following selling stockholders have had during the past three years the following material relationships with us or any of our predecessors or affiliates:

         o Hampshire Equity Partners II, L.P. has been the beneficial owner of 5% or more of AlphaServ's voting securities since August 7, 1998, and during such time it has designated Benjamin P. Giess, Carlos D. DeMattos, and Sam Yau as directors on our Board of Directors;

         o Sutro & Co. Incorporated has been engaged from time to time to provide investment banking services;

         o  John T. DeVito is the President of DCi;

         o  Edward Drohan is an employee of DCi;

         o  Gary Eckert is an employee of DCi;

         o  Steve Antoshak is an employee of DCi;

         o  Jeffrey Dellefave is an employee of DCi;

         o  Kenneth Kamen was a financial advisor to AlphaServ;

         o  Stephen Taormina was a financial advisor to AlphaServ;

         o  Richard Biele was a financial advisor to AlphaServ; and

         o Jeffrey J. Dunnigan was the Chief Financial Officer of Alphaserv until November 12, 1999 and has provided consulting services since that time.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of Common Stock offered in connection with this Prospectus by the selling stockholders.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commission received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus.

         The selling stockholders have advised us that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Regulation M under the Exchange Act and, in connection therewith, the selling stockholders have agreed not to engage in any stabilization activity in connection with any of our securities and not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities except as permitted under the Exchange Act. The selling stockholders have also agreed to furnish copies of this Prospectus to each broker or dealer through which the shares of Common Stock included herein may be offered and to inform us and the brokers or dealers through whom sales may be made hereunder when the distribution of the shares is completed.

         Regulation M under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of a distribution and it governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.


         If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing the following information:


         the name of each selling stockholder and of the participating broker-dealer(s);

         the number of shares involved;

         the price at which such shares were sold;

         the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;


         that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and


         other facts material to the transaction.

         We have agreed to pay the expenses incurred in connection with preparing and filing the registration statement and this Prospectus (other than selling commissions). We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby will be passed upon for us by Allen Matkins Leck Gamble & Mallory LLP, Irvine, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act with respect to the common stock offered in connection with this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the Commission. For further information with respect to us and our Common Stock, you should refer to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, you should refer to the copy of the contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each such statement is qualified in all respects by reference to such exhibit.

         You may read any document that we have filed or will file with the Commission without charge at the public reference facilities maintained by the Commission at the following locations:

         Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Worldwide Web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         You may obtain copies of all or any portion of the documents that we file with the Commission from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. Our filings are also available to the public on the Commission's Website at http://www.sec.gov.

         Our Common Stock is traded on the Nasdaq National Market. Reports and other information concerning our company may be inspected at the National Association of Securities Dealers, Inc., 1725 K Street, N.W., Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we later file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.


         o  Our quarterly report on Form 10-Q for the quarter ended March
            31, 2000;

         o Our annual report on Form 10-K for the fiscal year ended December 31, 1999 (as amended by Form 10-K/A filed on April 28, 2000); and

         o Our current report on Form 8-K dated January 14, 2000; our current report on Form 8-K dated February 15, 2000 (as amended by Form 8-K/A on March 13, 2000), and our current report on Form 8-K dated April 3, 2000.

         You may request a copy at no cost by writing or calling us at the following address and telephone number: 2722 South Fairview Street, Santa Ana, California 92704, attention: Secretary, (714) 957-8500.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an itemized statement of expenses of the Registrant in connection with the sale of the Common Stock being registered hereby. All of the expenses are estimated, except for the SEC registration fee.


         SEC registration fee......................................  $ 3,885
         Legal fees and expenses...................................  $30,000
         Auditors' fees and expenses...............................  $20,000
         Miscellaneous expenses....................................  $ 5,000
                                                                     -------
                        Total......................................  $58,885
                                                                     =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Articles of Incorporation, as amended, limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) for acts or omissions that a director believes to be contrary to the best interest of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (3) for any transaction from which a director derived an improper personal benefit, (4) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (6) under Section 310 of the California Law concerning contacts or transactions between the Registrant and a director, or (7) under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation by a director of the director's fiduciary duty to the Registrant or its shareholders.

         The Registrant's Articles of Incorporation, as amended, also include an authorization for the Registrant to indemnify its "agents" (as defined in Section 317 of the California Law), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Registrant's Restated Bylaws provide for indemnification of the Registrant's directors, officers and employees. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Restated Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Restated Bylaws and Articles of Incorporation, as amended, may require the Registrant, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the Registrant's Restated Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act. The Registrant currently maintains directors' and officers' liability insurance.

         There is no pending litigation or proceeding involving any director, officer, employee or agent of the Registrant in which indemnification will be required or permitted. Moreover, the Registrant is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Registrant believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 16. EXHIBITS

   A. Exhibits:

        4.1 Articles of Incorporation of Registrant dated as of March 16, 1977 (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form-S-1 (Registration No. 2-72222) of Registrant)

        4.2 Certificate of Amendment of Articles of Incorporation of Registrant dated as of September 29, 1988 (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Registrant for the year ended February 23, 1997)

        4.3 Certificate of Amendment of the Articles of Incorporation of Registrant dated June 25, 1992 (incorporated herein by reference to Exhibit 10.71 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended May 31, 1992)

        4.4 Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.1 to the Form S-8 filed January 31, 1997)

        4.5 Registration Rights Agreement by and between Registrant and Silicon Valley Bank dated July 10, 1995 (incorporated herein by reference to Exhibit 10.141 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended May 28, 1995)

        4.6 Amendments to Restated Bylaws of Registrant dated August 3, 1998 (incorporated by reference to Exhibit 3.5 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 22, 1998)

        4.7 Certificate of Amendment to Articles of Incorporation of Registrant dated October 15, 1998 (incorporated by reference to
                Exhibit 3.6 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 22, 1998)

        4.8 Certificate of Reduction of Class A Cumulative, Redeemable and Exchangeable Preferred Stock, Class B Cumulative, Redeemable and Exchangeable Preferred Stock dated August 25, 1999 (incorporated by reference to Exhibit 3.8 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended September 30, 1999)

        4.9 Certificate of Reduction of Class C Cumulative, Redeemable and Exchangeable Preferred Stock dated November 18, 1999 (incorporated herein by reference to Exhibit 3.9 to the Annual Report on Form 10-K of Registrant for the year ended December 31, 1999)

        4.10 Anti-dilution Agreement by and between Registrant and Silicon Valley Bank dated July 10, 1995 (incorporated herein by reference to Exhibit 10.142 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended May 28, 1995)

        4.11 Warrant to Purchase Stock issued to Silicon Valley Bank on November 22, 1996 (incorporated herein by reference to Exhibit
                10.74 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 24, 1996)

        4.12 Registration Rights Agreement by and between Registrant and Silicon Valley Bank dated November 22, 1996 (incorporated herein by reference to Exhibit 10.75 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 24, 1996)

        4.13 Anti-dilution Agreement by and between Registrant and Silicon Valley Bank dated November 22, 1996 (incorporated herein by reference to Exhibit 10.76 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 24, 1996)

        4.14 Warrant to Purchase Common Stock issued to Imperial Bank dated June 9, 1998 (incorporated herein by reference to Exhibit 4.7 to the Quarterly Report on Form 10-Q for the quarter ended May 24,
                1998)

        4.15 Certificate of Determination of Rights and Preferences of Class A Cumulative, Redeemable and Exchangeable Preferred Stock, Class B Cumulative, Redeemable and Exchangeable Preferred Stock, Class C Cumulative, Redeemable and Exchangeable Preferred Stock, and Voting Preferred Stock (incorporated herein by reference to Exhibit 4 to the Form 8-K filed August 10, 1998)

        4.16 Warrant to Purchase Common Stock issued to Princeton Securities dated October 20, 1998 (incorporated herein by reference to Exhibit 4.7 to the Quarterly Report on Form 10-Q for the quarter ended November 22, 1998)

        4.17 Form of Warrant Certificate to Purchase Common Stock issued to ING Equity Partners II, L.P. dated September 1, 1998 (incorporated herein by reference to Exhibit 10.2 to the Form 8-K filed August 10, 1998)

        4.18 Certificate of Determination of Rights and Preferences of Class A1 Cumulative, Redeemable and Exchangeable Preferred Stock, Class A2 Cumulative, Redeemable and Exchangeable Preferred Stock, Class B1 Cumulative, Redeemable and Exchangeable Preferred Stock, Class C1 Cumulative, Redeemable and Exchangeable Preferred Stock and Class D Cumulative, Redeemable and Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 4.9 to the Transition Report on Form 10-K of Registrant for the transition period ended December 31, 1998)

        4.19 Preferred Shareholder Agreement by and between Registrant and sole holder of shares of issued and outstanding Class A Cumulative, Redeemable and Exchangeable Preferred Stock and Class B Cumulative, Redeemable and Exchangeable Preferred Stock dated January 22, 1999 (incorporated herein by reference to Exhibit 4.9 to the Transition Report on Form 10-K of Registrant for the transition period ended December 31, 1998)

        4.20 Certificate of Determination of Rights and Preferences of Class E Cumulative, Redeemable and Exchangeable Preferred Stock (incorporated herein by reference as Exhibit A-2 to Exhibit
                10.52 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended September 30, 1999)

        5.1* Legal Opinion of Allen Matkins Leck Gamble & Mallory LLP with respect to the validity of the securities being registered.

       23.1*    Consent of Allen Matkins Leck Gamble & Mallory LLP (included in
                Exhibit 5.1).

       23.2*    Consent of Independent Auditors.

       24.1 Power of Attorney (included on page II-4 of this Registration Statement).

---------------
* Previously filed

    B. Schedules:

       No supporting schedules have been included because they are not required.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table upon effectiveness hereof;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant has caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, in the City of Santa Ana, State of California, on May 15, 2000.


                                       ALPHA MICROSYSTEMS

                                       By: /s/ DOUGLAS J. TULLIO
                                           ------------------------------------
                                           Douglas J. Tullio
                                           President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates stated.


        Signature                              Title                                 Date
        ---------                              -----                                 ----
/s/ DOUGLAS J. TULLIO                President and Chief Executive Officer       May 15, 2000
----------------------------         (Principal Executive Officer)
    Douglas J. Tullio


/s/ ROBERT O. RIISKA*                Chief Financial Officer (Principal          May 15, 2000
----------------------------         Financial and Accounting Officer)
    Robert O. Riiska


/s/ CARLOS D. DE MATTOS*             Director                                    May 15, 2000
----------------------------
    Carlos D. De Mattos


/s/ BENJAMIN P. GIESS*               Director                                    May 15, 2000
----------------------------
    Benjamin P. Giess


                                     Director
----------------------------
    Rockell N. Hankin


/s/ RICHARD E. MAHMARIAN*            Director                                    May 15, 2000
-----------------------------
    Richard E. Mahmarian


/s/ CLARKE E. REYNOLDS*              Director                                    May 15, 2000
-----------------------------
    Clarke E. Reynolds


/s/ SAM YAU*                         Director                                    May 15, 2000
-----------------------------
    Sam Yau


* By /s/ DOUGLAS J. TULLIO
     ------------------------
         Douglas J. Tullio
         Attorney-in-fact

                                 EXHIBIT INDEX

      EXHIBIT
      NUMBER                       DESCRIPTION
      -------                      -----------
        4.1 Articles of Incorporation of Registrant dated as of March 16, 1977 (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form-S-1 (Registration No. 2-72222) of Registrant)

        4.2 Certificate of Amendment of Articles of Incorporation of Registrant dated as of September 29, 1988 (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Registrant for the year ended February 23, 1997)

        4.3 Certificate of Amendment of the Articles of Incorporation of Registrant dated June 25, 1992 (incorporated herein by reference to Exhibit 10.71 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended May 31, 1992)

        4.4 Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.1 to the Form S-8 filed January 31, 1997)

        4.5 Registration Rights Agreement by and between Registrant and Silicon Valley Bank dated July 10, 1995 (incorporated herein by reference to Exhibit 10.141 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended May 28, 1995)

        4.6 Amendments to Restated Bylaws of Registrant dated August 3, 1998 (incorporated by reference to Exhibit 3.5 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 22, 1998)

        4.7 Certificate of Amendment to Articles of Incorporation of Registrant dated October 15, 1998 (incorporated by reference to
                Exhibit 3.6 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 22, 1998)

        4.8 Certificate of Reduction of Class A Cumulative, Redeemable and Exchangeable Preferred Stock, Class B Cumulative, Redeemable and Exchangeable Preferred Stock dated August 25, 1999 (incorporated by reference to Exhibit 3.8 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended September 30, 1999)

        4.9 Certificate of Reduction of Class C Cumulative, Redeemable and Exchangeable Preferred Stock dated November 18, 1999 (incorporated herein by reference to Exhibit 3.9 to the Annual Report on Form 10-K of Registrant for the year ended December 31, 1999)

        4.10 Anti-dilution Agreement by and between Registrant and Silicon Valley Bank dated July 10, 1995 (incorporated herein by reference to Exhibit 10.142 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended May 28, 1995)

        4.11 Warrant to Purchase Stock issued to Silicon Valley Bank on November 22, 1996 (incorporated herein by reference to Exhibit
                10.74 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 24, 1996)

        4.12 Registration Rights Agreement by and between Registrant and Silicon Valley Bank dated November 22, 1996 (incorporated herein by reference to Exhibit 10.75 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 24, 1996)

        4.13 Anti-dilution Agreement by and between Registrant and Silicon Valley Bank dated November 22, 1996 (incorporated herein by reference to Exhibit 10.76 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended November 24, 1996)

        4.14 Warrant to Purchase Common Stock issued to Imperial Bank dated June 9, 1998 (incorporated herein by reference to Exhibit 4.7 to the Quarterly Report on Form 10-Q for the quarter ended May 24,
                1998)

      EXHIBIT
      NUMBER                       DESCRIPTION
      -------                      -----------
        4.15 Certificate of Determination of Rights and Preferences of Class A Cumulative, Redeemable and Exchangeable Preferred Stock, Class B Cumulative, Redeemable and Exchangeable Preferred Stock, Class C Cumulative, Redeemable and Exchangeable Preferred Stock, and Voting Preferred Stock (incorporated herein by reference to Exhibit 4 to the Form 8-K filed August 10, 1998)

        4.16 Warrant to Purchase Common Stock issued to Princeton Securities dated October 20, 1998 (incorporated herein by reference to Exhibit 4.7 to the Quarterly Report on Form 10-Q for the quarter ended November 22, 1998)

        4.17 Form of Warrant Certificate to Purchase Common Stock issued to ING Equity Partners II, L.P. dated September 1, 1998 (incorporated herein by reference to Exhibit 10.2 to the Form 8-K filed August 10, 1998)

        4.18 Certificate of Determination of Rights and Preferences of Class A1 Cumulative, Redeemable and Exchangeable Preferred Stock, Class A2 Cumulative, Redeemable and Exchangeable Preferred Stock, Class B1 Cumulative, Redeemable and Exchangeable Preferred Stock, Class C1 Cumulative, Redeemable and Exchangeable Preferred Stock and Class D Cumulative, Redeemable and Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 4.9 to the Transition Report on Form 10-K of Registrant for the transition period ended December 31, 1998)

        4.19 Preferred Shareholder Agreement by and between Registrant and sole holder of shares of issued and outstanding Class A Cumulative, Redeemable and Exchangeable Preferred Stock and Class B Cumulative, Redeemable and Exchangeable Preferred Stock dated January 22, 1999 (incorporated herein by reference to Exhibit 4.9 to the Transition Report on Form 10-K of Registrant for the transition period ended December 31, 1998)

        4.20 Certificate of Determination of Rights and Preferences of Class E Cumulative, Redeemable and Exchangeable Preferred Stock (incorporated herein by reference as Exhibit A-2 to Exhibit
                10.52 to the Quarterly Report on Form 10-Q of Registrant for the quarter ended September 30, 1999)

        5.1* Legal Opinion of Allen Matkins Leck Gamble & Mallory LLP with respect to the validity of the securities being registered.

       23.1*    Consent of Allen Matkins Leck Gamble & Mallory LLP (included in
                Exhibit 5.1).

       23.2*    Consent of Independent Auditors.

       24.1 Power of Attorney (included on page II-4 of this Registration Statement).

--------------
* Previously filed